Filed in the Office of	Business Number E0891542005-0
Barbara K. Cegavske	Filing Number 20211585945
Secretary of State State Of Nevada	Filed On 7/6/2021 4:37:00 PM
	Number of Pages 1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made:

NEXTPLAY TECHNOLOGIES, INC. [E0891542005-0]

2. Description of the original document for which correction is being made:

Certificate of Amendment

3. Filing date of the original document for which correction is being made: 07/02/2021

4. Description of the inaccuracy or defect:

The original document incorrectly stated the entity's new name (under Article 1) as "Nextplay Technologies, Inc.", instead of "NextPlay Technologies, Inc."

5. Correction of the inaccuracy or defect:

The amendment to Article 1 of the Articles of Amendment is corrected to read:

"1. Name of Corporation. The Name of the corporation is NextPlay Technologies, Inc."

6. Signature:

X [signature]

Authorized Signature	Title *	Date
	CEO	07/06/2021

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.